Delaware

The First State

Tam 5/9/07

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NORD RESOURCES CORPORATION", FILED IN THIS OFFICE ON THE EIGHTH DAY OF MAY, A.D. 2007, AT 3:23 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

0769561 8100

070535432

SECRETARY'S OFFICE DELAWARE 1793 1847

AUTHENTICATION: 5659672

DATE: 05-08-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:23 PM 05/08/2007
FILED 03:23 PM 05/08/2007
SRV 070535432 - 0769561 FILE

CERTIFICATE OF AMENDMENT
TO THE
AMENDED CERTIFICATE OF INCORPORATION
OF
NORD RESOURCES CORPORATION

Tm 5/9/07

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is NORD RESOURCES CORPORATION and the certificate of incorporation of the Corporation was filed on January 18, 1971.

2. The amended certificate of incorporation of the Corporation is hereby amended by striking the first paragraph of Article 4 thereof and by substituting in lieu of said Article the following new first paragraph of Article 4:

"4: The total number of shares of stock which the Corporation has authority to issue is One Hundred Million (100,000,000) and the par value of each such share is One Cent, $.01, amounting in the aggregate to One Million ($1,000,000) Dollars."

3. The foregoing was duly adopted in accordance with Sections 141 and 242 of the Delaware General Corporation Law by resolution of the Board of Directors of the Corporation on February 15, 2006 and approved by the holders of a majority of the capital stock outstanding and entitled to vote at the annual meeting of stockholders of the Corporation on October 18, 2006.

Signed as of the 7 day of May, 2007.

John T. Perry
Secretary